UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 of 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 12, 2007

CNET Networks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-20939	13-3696170
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

235 Second Street

San Francisco, CA 94105

(Address of principal executive offices including zip code)

(415) 344-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 12, 2007, CNET Networks, Inc. (“CNET” or the “Company”) entered into a credit agreement (the “Credit Agreement”). Banc of America Securities LLC, was the sole lead arranger and sole book manager. Bank of America, N.A., was the administrative agent (the “Agent”), Wachovia Bank, National Association, was the syndication agent, and Royal Bank of Canada was the documentation agent. Additional participating lenders include JPMorgan Chase Bank, N.A., and Citibank, N.A., among others. Under the Credit Agreement, CNET can borrow up to an aggregate principal amount of $250 million. The Credit Agreement includes a revolving credit facility (including a letter of credit and swing line subfacilities) in an aggregate principal amount of up to $190 million and a term loan in an aggregate principal amount of up to $60 million. All borrowings under the credit facility will mature in October 2011. In addition, CNET is required to repay outstanding borrowings under the term loan in quarterly installments of $1.5 million each for the first two years of the Credit Agreement, quarterly installments of $3 million each for the third year of the Credit Agreement and quarterly installments of $9 million each for the fourth year of the Credit Agreement. The Company entered into the Credit Agreement for general corporate purposes and to replace its previous credit agreement.

Various interest rate options are available under the Credit Agreement. Interest rates applicable to amounts outstanding under term loans or revolvers are, at the Company’s option, either the base rate or the Eurodollar rate, in each case plus an applicable margin based on the Company’s leverage. The base rate is the higher of the Federal Funds rate plus 0.5% and the Agent’s prime rate. The Eurodollar rate is LIBOR.

The Credit Agreement contains customary restrictive covenants, including financial covenants requiring CNET to operate within a maximum consolidated leverage ratio and a minimum fixed-charge coverage ratio. Other restrictive covenants introduce certain limits on, among other things, incurrence of additional indebtedness, payment of dividends and repurchase of stock, transactions with affiliates, asset purchases and sales, mergers, acquisitions, prepayment of other indebtedness, creation of liens and encumbrances, subject to certain exceptions in each case. The failure to comply with the covenants or the occurrence of events of default, customary for agreements of this kind, including cross-defaults relating to other debt of the Company and certain changes of control with respect to the Company, could prevent the Company from receiving any further advances under the Credit Agreement, require the repayment of all outstanding borrowings and interest and other amounts payable under the Credit Agreement or cause the exercise of other remedies available to the Lenders under the Credit Agreement and related loan documents.

The Company’s obligations under the Credit Agreement are guaranteed by certain of its U.S. subsidiaries (the “Guarantor Subsidiaries”) and secured by the personal property assets of the Company and each of the Guarantor Subsidiaries.

The lenders and agents under the Credit Agreement and their affiliates have in the past provided, and may in the future provide, investment banking, underwriting, lending, commercial banking and other advisory services to CNET. These parties have received, and may in the future receive, customary compensation from CNET for such services.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information described above under “Item 1.01. Entry into a Material Definitive Agreement” is hereby incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Credit Agreement, dated as of October 12, 2007, among CNET Networks, Inc., Bank of America, N.A., as administrative agent, swing line lender and l/c issuer and the other lenders party thereto, Wachovia Bank, National Association, as syndication agent, and Banc of America Securities LLC, as sole lead arranger and sole book manager

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 15, 2007

CNET Networks, Inc.

By:	/s/ George Mazzotta
Name:	George Mazzotta
Title:	Chief Financial Officer